Exhibit 99.2

bluebird bio Announces Pricing of Public Offering of Common Stock

Cambridge, Mass., May 18, 2020 – bluebird bio, Inc. (Nasdaq: BLUE) today announced the pricing of an underwritten public offering of 9,090,910 shares of its common stock at a public offering price of $55.00 per share, before underwriting discounts. In addition, bluebird bio has granted the underwriters a 30-day option to purchase up to an additional 1,363,636 shares of common stock. All of the shares in the offering are to be sold by bluebird bio.

Goldman Sachs & Co. LLC, BofA Securities and Cowen are acting as joint book-running managers of the offering. The offering is expected to close on or about May 21, 2020, subject to customary closing conditions.

bluebird bio anticipates the total gross proceeds from the offering (before deducting underwriters’ discounts and commissions and estimated offering expenses) will be approximately $500 million, excluding any exercise of the underwriters’ option to purchase additional shares.

The shares are being offered by bluebird bio pursuant to an automatically effective shelf registration statement that was previously filed with the Securities and Exchange Commission (SEC). A preliminary prospectus supplement relating to and describing the terms of the offering was filed with the SEC on May 18, 2020. The final prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. When available, copies of the final prospectus supplement and the accompanying prospectus relating to these securities may also be obtained by contacting one of the following: Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West Street, New York, NY 10282, telephone: (866) 471-2526, facsimile: (212) 902-9316, email: prospectus-ny@ny.email.gs.com; BofA Securities, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attn: Prospectus Department, or via email: dg.prospectus_requests@bofa.com; and Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, Attn: Prospectus Department, by telephone at (833) 297-2926, or by email at PostSaleManualRequests@broadridge.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

About bluebird bio, Inc.

bluebird bio is pioneering gene therapy with purpose. From our Cambridge, Mass., headquarters, we’re developing gene therapies for severe genetic diseases and cancer, with the goal that people facing potentially fatal conditions with limited treatment options can live their lives fully. Beyond our labs, we’re working to positively disrupt the healthcare system to create access, transparency and education so that gene therapy can become available to all those who can benefit.

bluebird bio is a human company powered by human stories. We’re putting our care and expertise to work across a spectrum of disorders including cerebral adrenoleukodystrophy, sickle cell disease, ß- thalassemia and multiple myeloma, using three gene therapy technologies: gene addition, cell therapy and (megaTAL-enabled) gene editing.

bluebird bio has additional nests in Seattle, Wash.; Durham, N.C.; and Zug, Switzerland.

bluebird bio is a trademark of bluebird bio, Inc.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated final terms, timing and completion of the proposed offering. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties related to market conditions and satisfaction of customary closing conditions related to the proposed public offering; the risks that the COVID-19 pandemic and resulting economic conditions will have a greater impact on the company’s operations and plans than anticipated, and that the company will not be able to realize the savings under the revised operating plan or successfully execute the revised operating plan; that our amended collaboration with BMS will not continue or be successful; that preliminary positive efficacy and safety results from our prior and ongoing clinical trials will not continue or be repeated in our ongoing or future clinical trials; the risk of cessation or delay of any of the ongoing or planned clinical studies and/or our development of our product candidates, including due to delays from the COVID-19 pandemic’s impact on healthcare systems; the risk that the current or planned clinical trials of our product candidates will be insufficient to support regulatory submissions or marketing approval in the United States and European Union; the risk that regulatory authorities will require additional information regarding our product candidates, resulting in delay to our anticipated timelines for regulatory submissions, including our applications for marketing approval; the risk that the FDA will reject the BLA resubmission for ide-cel, resulting in delay to our anticipated timeline for marketing approval; the risk that we will encounter challenges in the commercial launch of ZYNTEGLO in the European Union, including in managing our complex supply chain for the delivery of drug product, in the adoption of value-based payment models, or in obtaining sufficient coverage or reimbursement for our products; and the risk that any one or more of our product candidates will not be successfully developed, approved or commercialized. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our annual report on Form 10-K and our most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and bluebird bio undertakes no duty to update this information unless required by law.

Investors & Media

Investors:

Ingrid Goldberg, 410-960-5022

Ingrid.goldberg@bluebirdbio.com

OR

Elizabeth Pingpank, 617-914-8736

epingpank@bluebirdbio.com

Media:

Jenn Snyder, 617-448-0281

jsnyder@bluebirdbio.com